EXHIBIT 99


INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Owners of Playboy TV International, LLC.:

We have audited the accompanying consolidated balance sheets of Playboy TV International, LLC and subsidiaries (collectively, "Playboy TV International") as of December 31, 1999 and 2000 and the related consolidated statements of operations and comprehensive loss, owners' equity and cash flows for the period from August 31, 1999 (date of commencement) through December 31, 1999 and the year ended December 31, 2000. These financial statements are the responsibility of Playboy TV International's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Playboy TV International at December 31, 1999 and 2000 and the results of its operations and its cash flows for the period from August 31, 1999 (date of commencement) through December 31, 1999 and the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


Deloitte & Touche LLP
Certified Public Accountants

Miami, Florida
February 20, 2001, except for Note 9, as to which the date is June 26, 2001.